Exhibit 99.1

B&G Foods Announces Agreement to Acquire

the New York Style and Old London brands from Chipita America

Parsippany, N.J., September 19, 2012—B&G Foods, Inc. (NYSE: BGS) announced today that it has entered into an agreement to acquire the New York Style® and Old London® brands from Chipita America, Inc. for approximately $62.5 million in cash.  The acquisition includes a state-of-the-art manufacturing facility in Yadkinville, North Carolina, with approximately 250 employees.

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated: “We are very excited to add New York Style and Old London to the B&G Foods family.  The addition of these brands marks our entry into the fast growing snack category.”  Mr. Wenner added, “Consistent with our prior acquisitions, we expect this acquisition to be immediately accretive to our earnings per share and free cash flow.”

B&G Foods projects that the brands will generate net sales of approximately $45 to $50 million and EBITDA of approximately $8 to $9 million in 2013.

New York Style, the maker of Bagel Crisps®, was brought to life in a small cheese shop when the owners decided to serve their gourmet cheese samples on toasted bagel slices.  When customers started asking to purchase the savory, crunchy snacks,  New York Style Bagel Crisps were introduced and became an instant hit.  Since 1985, New York Style has been making foods for snacking and entertaining, including Original Bagel Crisps, Mini Bagel Crisps, Pita Chips and Panetini Italian Toast.  New York Style products offer the authentic taste of New York City’s traditional neighborhood bakeries.

Old London was founded in 1932 as Devonsheer Melba Company.  Eventually, Devonsheer Melba became part of the Old London brand name, which offers a larger array of Melba products.  Old London has a wide variety of flavors available in Melba Toasts, Melba Rounds and other snacks. Old London also markets specialty snacks under the Devonsheer® and JJ Flats® names.

B&G Foods expects the acquisition to close during the fourth quarter of 2012, subject to the satisfaction of customary closing conditions.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products. B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include without limitation statements related to the planned acquisition of the New York Style and Old London brands and the timing thereof; and the expected impact of the planned acquisition, including without limitation the expected impact on B&G Foods’ earnings per share, EBITDA and free cash flow.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2011 filed on February 28, 2012.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214